UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.      )

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THE SHERWIN-WILLIAMS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
CORPORATE GOVERNANCE
ELECTION OF DIRECTORS (PROPOSAL 1)
INDEPENDENCE OF DIRECTORS
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)
MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
APPENDIX A

The Sherwin-Williams Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 20, 2005

       The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 20, 2005 at 9:00 A.M., local time, for the following purposes:

1.	To fix the number of directors of Sherwin-Williams at 11 and to elect 11 directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

2.	To ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm; and

3.	To transact such other business as may properly come before the Annual Meeting.

      Shareholders of record at the close of business on February 28, 2005 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

      We are offering shareholders of record the convenience of voting electronically by the Internet or telephone. Your enclosed proxy card shows you how to vote electronically. We encourage you to vote electronically and help us save money. If you vote by the Internet or telephone, you should not return your proxy card. If you choose to vote by mail, please sign, date and return your proxy card in the envelope provided.

      You may also help us save money in the future by accessing your proxy materials on-line. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions on the “Investor Relations” page of our website at www.sherwin.com.

L. E. STELLATO
Secretary

101 Prospect Avenue, N.W.

Cleveland, Ohio 44115-1075
March 10, 2005

YOUR VOTE IS IMPORTANT!

     Whether or not you plan to attend the Annual Meeting, please promptly vote by the Internet, by telephone or by completing and returning the enclosed proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

THE SHERWIN-WILLIAMS COMPANY

101 Prospect Avenue, N.W.

Cleveland, Ohio 44115-1075

PROXY STATEMENT

March 10, 2005

PRELIMINARY

      The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held on April 20, 2005. This proxy statement is first being mailed on approximately March 10, 2005.

ANNUAL REPORT

      Sherwin-Williams’ Annual Report to Shareholders for the year ended December 31, 2004 is enclosed with this proxy statement. Additional financial and other reports may be submitted at the Annual Meeting, but it is not intended that any action will be taken relating to those reports.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

      At the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders, including the election of directors and the ratification of the appointment of Sherwin-Williams’ independent registered public accounting firm. In addition, management will report on Sherwin-Williams’ performance and respond to questions from shareholders.

Who is entitled to vote?

      Only record holders of our common stock and convertible participating serial preferred stock at the close of business on February 28, 2005, the record date, are entitled to vote at the Annual Meeting. At the close of business on the record date, 140,632,395 shares of common stock and 141,323 shares of convertible participating serial preferred stock were outstanding. Each share owned on the record date is entitled to one vote.

How do I vote?

      If you are a shareholder of record, you can vote in person at the Annual Meeting or you can vote on the Internet, by telephone or by signing and mailing your proxy card in the enclosed envelope. Detailed instructions for Internet and telephone voting are attached to your proxy card. Your Internet or telephone vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card by mail. If you are a shareholder of record and you vote by the Internet or telephone, your vote must be received by 5:00 p.m. E.S.T. on April 19, 2005; you should not return your proxy card.

      If you are a shareholder of record, the proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares FOR Proposals 1 and 2. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

      If you hold shares through a broker or other nominee in “street name,” you should complete, sign and date the voting instruction card provided to you by your broker or nominee or vote by the Internet or telephone as permitted by your broker or nominee.

      Shareholders of record may also be represented by another person present at the Annual Meeting by signing a proxy designating such person to act on your behalf. If you hold shares through a broker or nominee, you may not vote in person at the Annual Meeting unless you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

      Representatives of The Bank of New York will tabulate the votes and act as inspectors of election at the Annual Meeting.

How do I vote if I am a participant in the Stock Ownership and Automatic Dividend Reinvestment Plan or the Employee Stock Purchase and Savings Plan?

      If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares which you are entitled to direct the vote under each plan. You may vote your shares by the Internet, telephone or mail in the same manner outlined above. If you are a participant in the Employee Stock Purchase and Savings Plan, your voting instructions must be received by the close of business on April 15, 2005 in order to allow the trustee sufficient time for voting.

      If you are a participant in the Employee Stock Purchase and Savings Plan and you do not timely provide your voting instructions, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions. Any unallocated shares held in the Employee Stock Purchase and Savings Plan also will be voted by the trustee in the same proportion as the trustee votes those shares for which it receives proper instructions.

What are the voting recommendations of the Board of Directors?

      The Board of Directors recommends that you vote:

•	FOR fixing the number of directors at 11 and electing the 11 nominees for directors (Proposal 1); and

•	FOR ratifying the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm (Proposal 2).

      The Board of Directors is not aware of any other matters that will be brought before the Annual Meeting for action.

What constitutes a quorum for the Annual Meeting?

      A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, or by use of communications equipment, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams in respect of any one of the purposes for which the Annual Meeting is held.

      Proxy cards marked as withholding authority, as well as proxy cards containing abstentions and “broker non-votes,” will be treated as present for purposes of determining a quorum. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular “non-routine” proposal because the broker or nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. If you are a beneficial owner and a broker holds your shares, it is expected that your broker will be permitted to vote your shares on both Proposals 1 and 2 even if your broker does not receive voting instructions from you.

What vote is required to approve each proposal?

      Election of Directors (Proposal 1). Proposal 1 to fix the number of directors at 11 requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote on this proposal. The nominees receiving the greatest number of votes will be elected. A proxy card marked as withholding authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for quorum purposes.

      Ratification of Independent Registered Public Accounting Firm (Proposal 2). Proposal 2 to ratify the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm requires the affirmative vote of a majority of the votes cast.

A proxy card marked as abstaining with respect to this proposal will not be counted as a vote cast, although it will be counted for quorum purposes.

      Other Items. All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or Sherwin-Williams’ Amended Articles of Incorporation or Regulations.

Can I revoke or change my vote after I submit my proxy?

      Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to Sherwin-Williams’ Vice President, General Counsel and Secretary in writing, in a verifiable communication or at the Annual Meeting;

•	returning a later signed and dated proxy card;

•	entering a new vote by the Internet or telephone; or

•	voting in person at the Annual Meeting.

CORPORATE GOVERNANCE

      Sherwin-Williams has a long history of good corporate governance practices that has greatly aided our long-term success. The Board of Directors and management have recognized for many years the need for sound corporate governance practices in fulfilling their respective duties and responsibilities to shareholders.

      Corporate Governance Guidelines. The Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company. These Corporate Governance Guidelines are reviewed by the Board of Directors at least annually. From time to time, our Corporate Governance Guidelines may be revised to reflect new regulatory requirements and evolving corporate governance practices.

      Business Ethics Policy. Sherwin-Williams has operated under a Business Ethics Policy for many years and is committed to conducting business in an ethical and legal manner throughout the world. Our Business Ethics Policy applies to all of our directors, officers and employees and outlines the broad principles of ethical and legal conduct embraced by Sherwin-Williams to guide our business related conduct. Under the Business Ethics Policy, any director or employee who reasonably believes or suspects that Sherwin-Williams or any director or employee has or is engaging in improper or illegal activities, fraud or activities which appear to be inconsistent with or in violation of the Business Ethics Policy is responsible for reporting such activities. Sherwin-Williams does not permit retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Business Ethics Policy.

      The Business Ethics Policy includes additional ethical obligations for our senior financial management (which includes our chief executive officer, our chief financial officer, and the controller, treasurer and principal financial and accounting personnel in our operating groups and corporate departments). Our senior financial management is responsible for creating and maintaining a culture of high ethical standards throughout our company to ensure the fair and timely reporting of our financial results and financial condition.

      Communications with Directors. The Board of Directors has adopted a process by which shareholders and other interested parties may communicate with the non-management directors or the chairperson of any of the committees of the Board of Directors by e-mail or regular mail. Communications by e-mail should be sent to the auditchair@sherwin.com, compchair@sherwin.com, or corpgovchair@sherwin.com, or to the non-management directors as a group to the non-managementdirectors@sherwin.com. Communications by regular mail should be sent to the attention of the Chairperson, Audit Committee, Chairperson, Compensation and Management Development Committee, or Chairperson, Nominating and Corporate Governance Committee, or to the non-management directors as a group to the Non-Management Directors, each c/o Corporate Secretary, The Sherwin-Williams

Company, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115.

      All communications received in accordance with this process will be reviewed by Sherwin-Williams’ management to determine whether the communication requires immediate action. Management will pass on all communications received, or a summary of such communications, to the appropriate director or directors.

      Complaint Procedures for Accounting, Auditing and Financial Related Matters. The Audit Committee has established procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints by following the procedures for Communications with Directors, as outlined above. Employees may report such complaints by following the procedures outlined in the Business Ethics Policy. Sherwin-Williams does not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

      Independence of Directors. Under Sherwin-Williams’ Director Independence Standards (a copy of which is attached as Appendix A), 9 of our 11 director nominees are independent. In addition, all members of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee are independent.

      Executive Sessions. The non-management members of the Board of Directors meet at least twice each year in regularly scheduled executive sessions. Additional executive sessions may be scheduled by the non-management directors. The chairpersons of the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee rotate presiding over these sessions.

      Annual Board Self-Assessments. The Board of Directors has instituted annual self-assessments of the Board of Directors, as well as the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee, to assist in determining whether the Board of Directors and its committees are functioning effectively. In early 2005, the Board and each of its committees completed self-evaluations and reviewed and discussed the results. This evaluation process was overseen by the Nominating and Corporate Governance Committee.

      Board Committee Charters. The Board of Directors has adopted written charters for the Audit Committee, the Compensation and Management Development Committee, and the Nominating and Corporate Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board of Directors for approval.

      Stock Ownership Guidelines. The Board of Directors has established a minimum share ownership requirement for its directors, executive officers and operating presidents. Each director who has served on the Board for at least three years is expected to own a minimum of 4,400 shares of common stock. Each executive officer and operating president who has served in such capacity for at least five years is expected to own shares of common stock equal in value to a multiple of their base salary ranging from a low of three times to a high of five times for the Chairman and Chief Executive Officer. For purposes of meeting this minimum share ownership requirement, each equivalent share of common stock held under Sherwin-Williams’ benefit plans is considered as a share of common stock. Stock options are not considered towards meeting the share ownership requirement. All directors, executive officers and operating presidents have either met such guidelines or are pursuing plans to meet such guidelines within the time frames prescribed.

      Availability of Corporate Governance Materials. You can access all committee charters, our Corporate Governance Guidelines, our Director Independence Standards, our Business Ethics Policy and other corporate governance materials in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com, or you may re-

ceive copies without charge by writing to us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115, Attention: Investor Relations.

ELECTION OF DIRECTORS (PROPOSAL 1)

      At the Annual Meeting, the number of directors is to be fixed at 11, and 11 directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected. Our Board of Directors currently has 12 members, and all of these directors are standing for reelection, except for Mr. Breen. Mr. Breen is retiring as a director at the Annual Meeting in accordance with the Board of Directors’ retirement policy.

      Should any nominee decline or be unable to accept such nomination or be unable to serve, an event which management does not expect, the Board of Directors reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In this event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board of Directors unless you indicate otherwise.

      All of the nominees were elected by the shareholders at the 2004 Annual Meeting. There are no family relationships among any of the directors and executive officers, except that Mr. Breen is the uncle of the wife of Mr. Scaminace. The following is information regarding each nominee:

JAMES C. BOLAND

Vice Chairman,
Cavaliers/Gund Arena Company
Director of Sherwin-Williams since 1998

James C. Boland, 65, has served as Vice Chairman of Cavaliers/ Gund Arena Company (the Cleveland Cavaliers professional basketball team and Gund Arena) since January 2003. Mr. Boland served as President and Chief Executive Officer of CAVS/Gund Arena Company from January 1998 to January 2003. Prior to his retirement from Ernst & Young LLP in September 1998, Mr. Boland served for 22 years as a partner of Ernst & Young LLP in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm’s Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is also a Director of The Goodyear Tire & Rubber Company, International Steel Group Inc. and Invacare Corporation and is a Trustee of Bluecoats, Inc. and The Harvard Business School Club of Cleveland.

DUANE E. COLLINS

Retired, Former Chairman, Chief Executive Officer and President,
Parker-Hannifin Corporation
Director of Sherwin-Williams since 1996

Duane E. Collins, 68, prior to his retirement in October 2004, served as Chairman of Parker-Hannifin Corporation (manufacturer of motion control products) since October 1999. Mr. Collins served as Chief Executive Officer of Parker-Hannifin from July 1993 to June 2001 and President of Parker-Hannifin from July 1993 to February 2000. Mr. Collins is also a Director of MeadWestvaco Corporation and Parker-Hannifin and is a Trustee of the Cleveland Council on World Affairs, the Cleveland YMCA, Hospice of the Western Reserve and University Hospitals Health System (Cleveland).

CHRISTOPHER M. CONNOR
Chairman and Chief Executive Officer,

Sherwin-Williams
Director of Sherwin-Williams since 1999

Christopher M. Connor, 48, has served as Chairman of Sherwin-Williams since April 2000 and Chief Executive Officer of Sherwin-Williams since October 1999. Mr. Connor served as Vice Chairman of Sherwin-Williams from October 1999 to April 2000 and President, Paint Stores Group of Sherwin-Williams from August 1997 to October 1999. Mr. Connor has been with Sherwin-Williams since 1983 in roles of increasing responsibility. Mr. Connor is also a Director of National City Corporation and Diebold, Incorporated. In addition, Mr. Connor serves on the boards of Keep America Beautiful, University Hospitals Health System, Rock and Roll Hall of Fame, Playhouse Square Foundation, United Way Services of Greater Cleveland, Greater Cleveland Partnership, National Association of Manufacturers, National Paint & Coatings Association and The Catholic Diocese of Cleveland Foundation and is a member of the Dean’s Advisory Council of the

Fisher College of Business, The Ohio State University.

DANIEL E. EVANS

Retired, Former Chairman, Chief
Executive Officer and Secretary,
Bob Evans Farms, Inc.
Director of Sherwin-Williams since 1990

Daniel E. Evans, 68, prior to his retirement in April 2001, served as Chairman of Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans served as Chief Executive Officer and Secretary of Bob Evans Farms from 1971 to April 2000. Mr. Evans is also a Director of Bob Evans Farms, Evans Enterprises, Inc. and Motorists Mutual Insurance Company.

SUSAN J. KROPF

President and Chief Operating Officer,
Avon Products, Inc.
Director of Sherwin-Williams since 2003

Susan J. Kropf, 56, has served as President and Chief Operating Officer of Avon Products, Inc. (global manufacturer and marketer of beauty and related products) since January 2001. Mrs. Kropf served as Executive Vice President and Chief Operating Officer, North America and Global Business Operations, of Avon from December 1999 to January 2001 and Executive Vice President and President, North America, of Avon from March 1997 to December 1999. Mrs. Kropf joined Avon in 1970 and has held various positions in manufacturing, marketing and product development. Mrs. Kropf is also a Director of Avon, MeadWestvaco Corporation, the Fragrance Foundation and the Wallace Foundation.

ROBERT W. MAHONEY

Retired, Former Chairman, Chief
Executive Officer and President,
Diebold, Incorporated
Director of Sherwin-Williams since 1995

Robert W. Mahoney, 68, prior to his retirement in April 2000, served as Chairman of Diebold, Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney served as Chief Executive Officer of Diebold from April 1988 to November 1999 and President of Diebold from July 1993 to November 1996. Mr. Mahoney is also a Director of Cincinnati Bell Inc. and The Timken Company, is Chairman of the Federal Reserve Bank of Cleveland, Chairman of Ignite Sales, Inc. and Chairman of Mercy Medical Center (Canton, Ohio), is a Trustee of the Professional Football Hall of Fame, and is a Member of the Stark (County, Ohio) Development Board, Inc.

GARY E. MCCULLOUGH

Senior Vice President,
Abbott Laboratories
President, Ross Products Division
Director of Sherwin-Williams since 2002

Gary E. McCullough, 46, has served as Senior Vice President of Abbott Laboratories and President of its Ross Products Division (manufacturer of a variety of pediatric and adult nutritional products) since December 2003. Immediately prior to joining Abbott, Mr. McCullough served as Senior Vice President – Americas of Wm. Wrigley Jr. Company from March 2000 to December 2003. Mr. McCullough also spent 13 years at the Procter & Gamble Company where he served in a variety of marketing and management positions including General Manager, North America Home Care Category from December 1998 to March 2000, Marketing Director, Juice Products Category from September 1996 to December 1998, and Marketing Director, Laundry & Cleaning Products, Venezuela from December 1995 to September 1996. Mr. McCullough is a Member of the Board of Trustees of COSI Columbus (Center of Science and Industry).

A. MALACHI MIXON, III

Chairman and Chief Executive Officer,
Invacare Corporation
Director of Sherwin-Williams since 1993

A. Malachi Mixon, III, 64, has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and Chairman of Invacare since September 1983. Mr. Mixon served as President of Invacare from January 1980 to November 1996. Mr. Mixon is also a Director of The Lamson and Sessions Co., is Chairman of The Cleveland Clinic Foundation and the Cleveland Institute of Music, and is a Trustee of Case Western Reserve University.

CURTIS E. MOLL

Chairman and Chief Executive Officer,
MTD Holdings Inc
Director of Sherwin-Williams since 1997

Curtis E. Moll, 65, has served as Chairman and Chief Executive Officer of MTD Holdings Inc (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is also a Director of AGCO Corporation and is Chairman of the Board of Directors of Shiloh Industries, Inc.

JOSEPH M. SCAMINACE

President and Chief Operating Officer,
Sherwin-Williams
Director of Sherwin-Williams since 1999

Joseph M. Scaminace, 51, has served as President and Chief Operating Officer of Sherwin-Williams since October 1999. Mr. Scaminace served as President, Consumer Group of Sherwin-Williams from July 1998 to October 1999, President & General Manager, Coatings Division of Sherwin-Williams from June 1997 to July 1998, and President & General Manager, Automotive Division of Sherwin-Williams from April 1994 to June 1997. Mr. Scaminace is also a Director of Parker-Hannifin Corporation and The Boler Company and is a Trustee of The Cleveland Clinic Foundation, the Great Lakes Science Center, Marymount Health Care Systems and Womankind.

RICHARD K. SMUCKER

President and Co-Chief Executive Officer,
The J.M. Smucker Company
Director of Sherwin-Williams since 1991

Richard K. Smucker, 56, has served as Co-Chief Executive Officer of The J.M. Smucker Company (makers of food products) since February 2001 and President of J.M. Smucker since January 1987. Mr. Smucker served as Chief Financial Officer of J.M. Smucker from June 2003 to January 2005. Mr. Smucker is also a Director of J.M. Smucker and Wm. Wrigley Jr. Company and is a Trustee of Miami University of Ohio and the Musical Arts Association (The Cleveland Orchestra).

      The Board of Directors recommends that you vote “FOR” Proposal 1 relating to the election of directors.

INDEPENDENCE OF DIRECTORS

      The Board of Directors has adopted categorical Director Independence Standards to assist the Board of Directors in determining the independence of each director. To be considered independent, the Board of Directors must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board of Directors broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board of Directors may determine from time to time.

      During the Board of Directors’ annual review of director independence, the Board of Directors considered relationships and transactions between each director or an immediate family member of the director and Sherwin-Williams, including those reported under the caption entitled “Certain Relationships and Related Transactions” on page 26. The Board of Directors also considered relationships and transactions between each director or an immediate family member of the director and Sherwin-Williams’ senior management.

      As a result of this review, the Board of Directors determined that 9 of our 11 director nominees are independent. In addition, 9 of our current 12 directors are independent, and all members of the Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee are independent. The Board of Directors has determined that Mrs. Kropf and Messrs. Boland, Collins, Evans, Mahoney, McCullough, Mixon, Moll and Smucker meet these standards and are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange.

      In making its independence determination for Mr. Mixon, the Board of Directors reviewed Sherwin-Williams’ purchases of products of Accuspray Application Technologies, Inc. During 2004, Sherwin-Williams paid approximately $148,000 for Accuspray products purchased by Sherwin-Williams. Mr. Mixon was a minority shareholder of Accuspray during 2004, but sold his entire interest in Accuspray during early 2005 thereby terminating the relationship.

Based upon these facts, the Board of Directors determined that this past relationship is not material and does not affect Mr. Mixon’s independence.

COMPENSATION OF DIRECTORS

      Director Fees. The Compensation and Management Development Committee recently approved changes to the compensation payable to Sherwin-Williams’ non-employee directors. Officers of Sherwin-Williams who also serve as directors do not receive any extra compensation for services as a director. Effective January 1, 2005, the cash and equity compensation payable to Sherwin-Williams’ non-employee directors is as follows:

•	An annual cash retainer of $60,000;

•	An additional annual cash retainer of $10,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $7,500 for the chair of the Compensation and Management Development Committee;

•	An additional annual cash retainer of $5,000 for the chair of the Nominating and Corporate Governance Committee;

•	A meeting fee of $1,750 for each Board or committee meeting attended in excess of seven meetings during a calendar year. For purposes of calculating the number of meetings during a calendar year, any Board and committee meetings held on the same date shall constitute one meeting; and

•	An annual grant of restricted stock valued at approximately $60,000 at the time of the grant under the 1997 Stock Plan for Nonemployee Directors. This plan was approved by the shareholders at the 1997 Annual Meeting.

      During 2004, each non-employee director received an annual retainer of $40,000 and $1,750 for each meeting of the Board of Directors or committee of the Board of Directors that the director attended or $2,500 for each meeting of a committee of the Board of Directors that the director chaired. During February 2004, each non-employee director received a grant of 1,500 shares of restricted stock. The shares of restricted stock vest in increments of 500 shares on the first, second and third anniversary dates of the date of grant.

      Other Benefits. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees (including travel expenses of spouses if they are invited for a specific business purpose). There was no spousal travel in 2004. Mr. Breen used the corporate aircraft for personal use in 2004, which was valued at $5,957 based upon the incremental cost to Sherwin-Williams.

      Sherwin-Williams pays the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

      Directors may also receive the same discounts as Sherwin-Williams’ employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in Sherwin-Williams’ matching gifts programs on the same basis as employees. These programs provide for annual matches of up to $5,000 under the matching gifts to education program and $1,000 under the matching gifts for volunteer leaders program, as well as annual grants of up to $200 under the grants for volunteers program.

      Deferral of Director Fees. In accordance with the Director Deferred Fee Plan, directors may elect to defer all or a part of their retainer and meeting fees. Deferred fees may be credited in a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of Sherwin-Williams common stock and the payment of dividends. Amounts deferred may be distributed either in annual installments over a period up to ten years or in a lump sum on the date chosen by the director. The table entitled “Security Ownership of Management” on page 24 includes information relating to the number of shares of common stock and shadow stock held by the directors under the Director Deferred Fee Plan.

      Mr. Breen’s Consulting Agreement. Mr. Breen retired as Chairman of Sherwin-Williams in April 2000. Following his retirement, Mr. Breen remained as a director for which he receives compensation in an amount equal to the compensation received by the other non-employee directors. He also entered into a consulting agreement with Sherwin-Williams. Under the agreement, Mr. Breen agreed to perform business and community-related consulting services which enhance the reputation and further the interests of Sherwin-Williams. The agreement terminated on December 31, 2004 pursuant to its terms. As compensation for the consulting services, Mr. Breen received a fee of $184,500 for 2004. Mr. Breen also received a cellular telephone and maintenance of a home security system. Mr. Breen was reimbursed for all air fare expenses associated with his performance of consulting services, but was responsible for all other associated expenses.

BOARD MEETINGS AND COMMITTEE MEMBERSHIP

      The Board of Directors held five meetings during 2004. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she served. Each director is expected to attend, absent unusual circumstances, all annual and special meetings of shareholders. Eleven of the twelve directors attended the 2004 Annual Meeting of Shareholders.

      The Board of Directors has established an Audit Committee, a Compensation and Management Development Committee and a Nominating and Corporate Governance Committee. The following table sets forth the current membership of these committees.

			Compensation and	Nominating and
			Management	Corporate
Name	Audit		Development	Governance

J. C. Boland	x			x *

D. E. Collins			x *	x

D. E. Evans			x

S. J. Kropf			x

R. W. Mahoney			x	x

G. E. McCullough	x

A. M. Mixon, III				x

C. E. Moll	x			x

R. K. Smucker	x	*		x

* Chair

      Audit Committee. The purpose of the Audit Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	the integrity of Sherwin-Williams’ financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of Sherwin-Williams’ internal audit function and independent registered public accounting firm;

•	Sherwin-Williams’ compliance with legal and regulatory requirements;

•	preparing the report required by the rules of the SEC to be included in Sherwin-Williams’ annual proxy statement; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.

      The Board of Directors has adopted a written charter for the Committee. A complete copy of the charter was attached to last year’s proxy statement and can be found on our website at www.sherwin.com.

      The Audit Committee met five times during 2004. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange, SEC regulations and our Director Independence Standards. The Board of Directors has determined that Messrs. Boland and Smucker are “audit committee financial experts,” as that term is defined by SEC regulations.

      Mr. Boland serves on the audit committees of three other public companies. The Board of Directors, after full review and consideration of such service, determined that Mr. Boland’s simultaneous service on these other audit committees does not impair his ability to effectively serve on Sherwin-Williams’ Audit Committee.

      Compensation and Management Development Committee. The purpose of the Compensation and Management Development Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	compensating Sherwin-Williams’ management, which includes Sherwin-Williams’ executive officers;

•	overseeing Sherwin-Williams’ management succession planning;

•	producing an annual report on executive compensation required by the rules of the SEC to be included in Sherwin-Williams’ annual proxy statement; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.

      The Compensation and Management Development Committee met four times during 2004. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

      Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in fulfilling the Board of Directors’ oversight responsibilities on matters relating to:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the director nominees for election as directors of Sherwin-Williams;

•	recommending to the Board of Directors the director nominees for each committee of the Board of Directors;

•	reviewing, developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to Sherwin-Williams;

•	guiding the Board of Directors in its annual evaluation of the Board of Directors’ performance; and

•	engaging in such other matters as may from time to time be specifically delegated to the Committee by the Board of Directors.

      The Nominating and Corporate Governance Committee met twice in 2004. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our Director Independence Standards.

      Director Qualifications. The Committee seeks a diverse group of candidates who possess the appropriate characteristics, skills, experience and time to make a significant contribution to the Board of Directors, Sherwin-Williams and its shareholders. Each candidate will be evaluated in the context of the Board of Directors as a whole, with the objective that the Board of Directors can best perpetuate Sherwin-Williams’ success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ diversity of experiences. Each candidate shall have the highest personal and professional character and integrity, and shall have demonstrated exceptional ability and judgment in their respective endeavors. In addition, candidates must possess sufficient time to effectively carry out their oversight duties and responsibilities.

      In considering the composition of the Board of Directors as a whole, the following skills and experiences of each individual candidate will be considered in addition to such other skills and experiences as the Board of Directors deems appropriate given the then-current needs of the Board of Directors and Sherwin-Williams.

•	Management;

•	Financial Expertise;

•	Manufacturing, Distribution;

•	Technical, Research & Development;

•	International Operations;

•	Marketing, Sales; and

•	Retail Operations.

      The Committee may employ professional search firms (for which it pays a fee) to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

      Consideration of Candidates Recommended by Shareholders. The Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Shareholders may submit recommendations in writing to Chairperson, Nominating and Corporate Governance Committee, c/o Corporate Secretary, The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115.

AUDIT COMMITTEE REPORT

      Management has the primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and management’s assessment based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

      As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP that firm’s independence.

      Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

R. K. Smucker, Chairman

J. C. Boland
G. E. McCullough
C. E. Moll

COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

      Introduction. The Compensation and Management Development Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities to administer Sherwin-Williams’ management compensation program. The Committee is responsible for overseeing a management compensation program that is designed to maintain a performance and achievement-oriented environment throughout the company. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and Sherwin-Williams’ Director Independence Standards.

      The Committee reports to the Board of Directors on all compensation matters regarding Sherwin-Williams’ executive officers and other key salaried employees. The executive officers are identified in Sherwin-Williams’ 2004 Annual Report to Shareholders. The Committee annually reviews and approves the compensation (including annual base salary, annual incentive opportunity, long-term incentive opportunity and other employee benefits) for Sherwin-Williams’ executive officers and other key salaried employees. The Committee has the sole authority to retain compensation consultants and consulting firms to assist in the evaluation of executive compensation matters. You may learn more about the Committee’s responsibilities by reading the Committee’s

Charter, which is available in the “Corporate Governance” section on the “Investor Relations” page of Sherwin-Williams’ website at www.sherwin.com.

      Management Compensation Program. Sherwin-Williams’ management compensation program is comprised of both cash and equity-based incentive compensation. The three major components of the program consist of:

•	competitive base salaries which reflect, in part, individual performance;

•	additional annual incentive compensation, paid in the form of a cash bonus, based on the achievement of financial and other performance goals; and

•	long-term stock-based incentive opportunities, which may include stock options and restricted stock.

      The annual base salary, annual incentive compensation and long-term incentive opportunities are intended to be competitive with market base salary and incentive compensation opportunities. Data is collected from various commercially available executive compensation surveys and information is gathered by an outside compensation consultant in order to identify the base salary and incentive opportunities available at manufacturing and retail companies with comparable sales. The Committee believes that these companies likely compete with Sherwin-Williams for executive talent. This group of companies is a larger and more diverse group of companies than the companies comprising the peer group identified in the performance graph, but may include such companies if they participated in one or more of the compensation surveys. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in manufacturing and retail companies with comparable sales. The amount of compensation paid to the executive officers is not based upon the cumulative total return on Sherwin-Williams common stock as reflected in the performance graph.

      Base Salary. Annual cash compensation consists, in part, of a base salary. A salary range for each executive officer is approved each year on the basis of such person’s position and level of responsibility by using the compensation surveys. The midpoint of the range generally approximates the average salary paid for an equivalent position at comparable companies. Once a range is formulated, salary levels are based upon the executive officer’s performance and, to a lesser extent, tenure in the particular position.

      Annual salary increases are based on Sherwin-Williams’ overall annual salary budget guidelines and an evaluation of the individual’s performance. As part of Sherwin-Williams’ annual budget process, Sherwin-Williams’ overall salary structure is reviewed to insure that it remains competitive. For 2004, Sherwin-Williams adopted a 3% overall merit ceiling for salary increases, with possible merit increases ranging from 0% to 7.5%. The executive officer’s performance for the prior year is reviewed by his or her direct supervisor or, with respect to the performance of the Chief Executive Officer, by the Committee. The performance criteria utilized encompass both quantitative and qualitative measures which vary by executive officer and which usually relate to the particular business unit or function for which such person has responsibility. The base salary of each executive officer is then reviewed and approved annually by the Committee.

      Annual Incentive Compensation. Annual cash compensation also consists of the opportunity to earn a cash bonus under the Management Incentive Plan. All of the executive officers participate in the Management Incentive Plan. In determining the amount of any bonus paid to the executive officers, great emphasis is placed on establishing incentive opportunities that are directly linked with Sherwin-Williams’ performance and the maximization of shareholder value. The Committee establishes a threshold goal of increased company earnings, and 75% of this earnings increase must be met before a bonus is paid, subject to the Committee’s discretion to grant awards for individual performance and make adjustments for non-recurring or unusual items. Sherwin-Williams exceeded 75% of the earnings goal established for 2004.

      The Committee annually approves target and maximum bonus award levels for the executive officers as a percent of salary. Target bonus awards are determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an executive officer could receive under the Management Incentive Plan if a 100% average of Sherwin-Williams’ and the individual’s goals are attained. Annual bonus awards for the executive officers range from zero, if less than a 75% average of the stated goals are reached, to a target award of between 45% and 75% of the executive officer’s base salary (depending upon the executive officer’s position) if a 100% average of the stated goals are attained. In the event Sherwin-Williams and an executive officer exceed a 100% average of the stated goals, bonuses can be awarded up to an aggregate maximum amount of 70% to 110% of the executive officer’s base salary (depending upon position). Consequently, the amount of the annual bonus paid to an executive officer in any year may exceed or fall below the median incentive compensation level determined by the compensation surveys. The management compensation program is designed so that executive officers may earn higher than average total compensation for above average performance and lower than average total compensation for below average performance.

      The Committee recently approved a change in the target and maximum bonus awards beginning for bonuses earned for 2005 for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. The Committee increased the maximum bonus award to 120% of base salary for the Chief Operating Officer and the Chief Financial Officer if such officer achieves a 100% to 125% average of his stated goals. In addition, the Chief Executive Officer may earn up to a target bonus amount of 95% of his base salary if a 100% average of his stated goals are attained and may earn up to a maximum bonus amount of 95% to 140% of his base salary if he achieves a 100% to 125% average of his stated goals.

      Decisions on annual bonuses awarded to an executive officer are based upon the achievement of the threshold company earnings goal and the accomplishment by the executive officer of individual performance goals. Individual performance goals are assigned at the beginning of each year and are approved by the Chief Executive Officer or, with respect to the goals of the Chief Executive Officer, by the Committee. Individual performance goals vary by executive officer and usually relate to the particular business unit or function for which such person has responsibility. Executive officers are encouraged to have quantitative goals that stretch performance and have a significant impact on the improvement of a business unit or the company. Financial performance goals are generally weighted more heavily. Each executive officer’s achievement of his performance goals are reviewed and approved by the Committee annually.

      Long-term Incentive Compensation. Long-term incentive compensation in the form of stock options and restricted stock may be awarded to any one or all of the executive officers under the 2003 Stock Plan. The purpose of the 2003 Stock Plan is to attract and retain key executive, managerial, technical and professional personnel for Sherwin-Williams by providing incentives and rewards for performance. All of the executive officers participate in the 2003 Stock Plan. Stock options and restricted stock are usually granted to the executive officers on an annual basis. Grants of stock options and restricted stock vest over time, which encourage executive officers to improve the long-term performance of Sherwin-Williams, rather than to focus on short-term goals, thereby more closely aligning the interests of executive officers with the interests of shareholders.

      In 2004, Sherwin-Williams rebalanced the mix of stock options and restricted stock granted to its executive officers by shifting more of its long-term incentive compensation awards from stock options to restricted stock. Sherwin-Williams also began granting restricted stock annually instead of biennially. Currently, stock options and restricted stock each represent about 50% of the value of long-term incentive compensation grants for executive officers. The Committee believes that the performance goals associated with restricted stock more directly focuses executive officers on continuing to improve operating results. In addition, the total number of shares that is necessary for grants of restricted stock is less than that required for grants of stock options at equivalent compensation values resulting in a lower level of share utilization.

      Stock Options. Grants of stock options are based on competitive market practices, which are determined using the compensation surveys mentioned above. The Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies have been granting to their executive officers, as calculated under the Black-Scholes method. The specific number of stock options granted to an executive officer is based upon the executive officer’s position and level of responsibility. The option exercise price is equal to the fair market value of Sherwin-Williams common stock on the date options are granted. The Board of Directors may not reprice stock options. Stock options typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant. All of the executive officers were granted stock options during 2004.

      Restricted Stock. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, shares of restricted stock are subject to a “substantial risk of forfeiture” and vest in accordance with performance and time restrictions. Under the 2003 Stock Plan, the number of shares of restricted stock that will vest at the end of the restriction period is based upon the achievement of one or more performance goals. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved. Performance goals may relate to any of the following business criteria: earnings before interest, taxes, depreciation and amortization; earnings per share; return on equity; return on net assets employed; and free cash flow. A performance goal may be measured on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.

      In February 2004, shares of restricted stock were granted to most of the executive officers under the 2003 Stock Plan, including all of the executive officers named in the Summary Compensation Table. The shares of restricted stock granted vest over a four-year period. The number of shares of restricted stock that will actually vest at the end of the four-year period in 2008 will range from 0% to 100% based upon Sherwin-Williams’ achievement of specified performance goals relating to average return on average equity and cumulative earnings before interest, taxes, depreciation and amortization over the four-year period.

      Long-term incentive opportunities are intended to be competitive with market long-term incentive opportunities. Therefore, the amount of outstanding stock options and shares of restricted stock currently held by an executive officer is generally not considered by the Committee in making awards of stock options and restricted stock.

      Chief Executive Officer Compensation. The Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines the Chief Executive Officer’s compensation based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee considers Sherwin-Williams’ performance and relative shareholder return, the value of similar awards to chief executive officers at comparable companies, and the awards given to the Chief Executive Officer in the past years. In addition, in 2004 the Committee retained a compensation consultant to provide the Committee with competitive compensation data for chief executive officers. The consultant analyzed the compensation paid to chief executive officers of 23 peer companies of comparable size and similar industries and reviewed five surveys involving general industrial companies. The group of 23 peer companies includes all of the companies comprising the peer group identified in the performance graph, plus some additional companies of comparable size and similar industries.

      For 2004, Mr. Connor’s compensation consisted of the same principal components as the other executive officers — base salary, an annual bonus and grants of stock options and restricted stock. The Committee determined Mr. Connor’s compensation for 2004 based on the factors and criteria described below.

      Salary. Mr. Connor’s base salary range was determined using the median base salary of chairmen and chief executive officers for manufacturing and retail companies having comparable sales as Sherwin-Williams based upon the surveys mentioned above. For 2004, the average merit salary increase given generally to Sherwin-Williams’ salaried employees was 3%, and the range of potential merit increases was 0% to 7.5%. In February 2004, Mr. Connor received a base salary increase of 3.5%, bringing his base salary to $1,032,408. Mr. Connor’s increase was based primarily upon the Committee’s evaluation of his 2003 performance relating to the financial and other performance measures set forth in the next paragraph.

      Bonus. In addition, in 2004 Mr. Connor earned a cash bonus of $1,153,000 as annual incentive compensation under the Management Incentive Plan. The amount of Mr. Connor’s bonus was based primarily upon Sherwin-Williams’ results for financial performance goals that were assigned at the beginning of 2004. Mr. Connor’s target bonus award was set to approximate the median market bonus determined by the surveys. Both the goals and Mr. Connor’s performance for 2004 were reviewed and approved by the Committee. Mr. Connor’s financial performance goals related to consolidated net sales, diluted earnings per share, after tax return on shareholders’ equity, after tax return on sales, free cash flow, and working capital as a percent of sales.

      Stock Options and Restricted Stock. In 2004, Mr. Connor was awarded 135,000 stock options and 88,000 shares of restricted stock under the 2003 Stock Plan. In determining the number of stock options and shares of restricted stock awarded to Mr. Connor, the Committee also utilized the surveys to identify the median market value of the underlying shares relating to stock options and of shares of restricted stock which comparable companies granted to their chief executive officers. The amount of stock options and shares of restricted stock currently held by Mr. Connor is not considered by the Committee in making awards of stock options and restricted stock.

      Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company’s chief executive officer and any of its four other highest paid executive officers is not deductible to a company unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of options and restricted stock under the 2003 Stock Plan qualify for full deductibility under Section 162(m). Compensation paid under the Management Incentive Plan does not qualify for the exception for performance-based compensation.

      At this time, based upon Sherwin-Williams’ current compensation structure, the Committee believes it is in the best interests of Sherwin-Williams and its shareholders for the Committee to retain flexibility in awarding incentive compensation under the Management Incentive Plan that does not qualify for the exception for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on Sherwin-Williams’ compensation programs.

COMPENSATION AND MANAGEMENT

DEVELOPMENT COMMITTEE

D. E. Collins, Chairman
D. E. Evans
S. J. Kropf
R. W. Mahoney

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on Sherwin-Williams common stock with the cumulative total return of the companies listed on the Standard & Poor’s 500 Stock Index and a peer group of companies selected on a line-of-business basis. The “Peer Group” is comprised of the following companies: Akzo Nobel N.V., Armstrong Holdings, Inc., BASF Corporation, Ferro Corporation, H.B. Fuller Company, Genuine Parts Company, The Home Depot, Inc., Imperial Chemicals Industries PLC, Lilly Industries, Inc.*, Lowe’s Companies, Inc., Masco Corporation, Newell Rubbermaid Inc., PPG Industries, Inc., RPM International Inc., The Stanley Works, USG Corporation and The Valspar Corporation. An asterisk indicates that the company is included in the performance graph through the last day it was publicly traded.

Comparison of Five Year Cumulative Total Return

among Sherwin-Williams, the S&P 500 and the Peer Group

	1999	2000	2001	2002	2003	2004
SHERWIN-WILLIAMS	$100	$128	$138	$144	$181	$237
S&P 500	$100	$91	$80	$62	$80	$89
PEER GROUP	$100	$76	$87	$60	$83	$99

Assumes $100 invested on December 31, 1999 in Sherwin-Williams common stock, the S&P 500 and the Peer Group, including reinvestment of dividends, through December 31, 2004.

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation for the past three years of Sherwin-Williams’ Chairman and Chief Executive Officer and the other four highest paid executive officers.

						Long term
		Annual compensation				compensation awards

				Other		Restricted	Securities
				annual		stock	underlying	All other
Name and				compen-		award(s)	options/	compen-
principal position	Year	Salary ($)	Bonus ($)	sation ($)(1)		($)(2,3)	SARs (#)	sation($)(4)

C. M. Connor	2004	1,048,233	1,153,000	62,478		2,919,840	135,000	251,991
Chairman and	2003	992,012	1,045,000	2,696	*	2,989,800	200,000	210,191
Chief Executive Officer	2002	903,858	994,000	318	*	-0-	250,000	189,355

J. M. Scaminace	2004	717,221	789,000	69,107		1,592,640	65,000	175,400
President and Chief	2003	678,750	715,000	—	*	1,494,900	100,000	150,842
Operating Officer	2002	638,348	702,000	7,581	*	-0-	125,000	138,287

S. P. Hennessy	2004	413,544	393,000	24,358		663,600	30,000	93,017
Senior Vice President—	2003	386,382	358,000	3,926	*	815,400	45,000	76,074
Finance and Chief	2002	340,335	323,000	4,371	*	-0-	60,000	57,347
Financial Officer

J. G. Morikis	2004	397,774	378,000	46,581		663,600	30,000	84,662
President,	2003	374,433	303,000	5,159	*	733,860	45,000	73,624
Paint Stores Group	2002	353,045	284,000	2,728	*	-0-	60,000	72,062

L. E. Stellato	2004	361,872	338,000	29,776		364,980	16,000	83,236
Vice President, General	2003	342,951	302,000	4,410	*	353,340	22,000	73,396
Counsel and Secretary	2002	329,797	300,000	—	*	-0-	30,000	65,827

*	As permitted by the rules of the Securities and Exchange Commission, the amounts disclosed in this column for 2002 and 2003 are reimbursements for the payment of taxes and do not include personal benefits because the incremental cost to Sherwin-Williams of such benefits did not exceed $50,000. Beginning with 2004, Sherwin-Williams is disclosing in this column the total incremental cost to Sherwin-Williams of all personal benefits provided to the named executive officers regardless of amount.

[1]	Sherwin-Williams provides its executive officers with personal benefits as part of providing a competitive compensation program. These may include such benefits as a company automobile, parking, use of the corporate aircraft, personal liability insurance, an annual physical, club memberships, reimbursement for basic financial planning and a home security system. These benefits are valued based upon the incremental cost to Sherwin-Williams, including the variable operating costs of corporate aircraft. The incremental cost to Sherwin-Williams of such benefits did not exceed $50,000 for any named executive officer for any of the three years, except for Mr. Connor and Mr. Scaminace for 2004. Of the amounts disclosed in this column for Mr. Connor and Mr. Scaminace for 2004, $31,910 and $38,548, respectively, are for lease, operating and other expenses related to the executive automobile program. Of the amounts disclosed in this column for 2004, no amounts are for reimbursements for the payment of taxes, except $4,231 for Mr. Morikis.

[2]	The dollar value of restricted stock indicated in this column is equal to the number of shares of restricted stock granted during such years multiplied by the closing price of our common stock on the date of grant. The number of shares of restricted stock granted to the named executive officers during 2004 were as follows: Mr. Connor (88,000), Mr. Scaminace (48,000), Mr. Hennessy (20,000), Mr. Morikis (20,000) and Mr. Stellato (11,000). At December 31, 2004, the aggregate number and value (calculated by using the closing price of our common stock ($44.63) on December 31, 2004) of shares of restricted stock held by the named executive officers were as follows: Mr. Connor, 248,000 shares ($11,068,240); Mr. Scaminace, 131,000 shares ($5,846,530); Mr. Hennessy, 63,000 shares ($2,811,690); Mr. Morikis, 60,000 shares ($2,677,800); and Mr. Stellato, 31,000 shares ($1,383,530). All grants were made under our 2003 Stock Plan. Shares of restricted stock vest over a four-year period based upon the achievement of specified performance goals. Accordingly, the number of shares and values indicated are not necessarily indicative of the actual number of shares and values which may be realized by the named executive officers.

[3]	Dividends are paid on all restricted stock at the same rate as paid on our common stock.

[4]	The amounts disclosed in this column for 2004 include:

•	company contributions in the amount of $12,000 for each of Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato under our Pension Investment Plan, a defined contribution plan;

•	company matching contributions in the amount of $12,300 for each of Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato, respectively, under our Employee Stock Purchase and Savings Plan, a defined contribution plan;

•	company supplemental compensation payments in the following amounts pursuant to Individual Grantor Trust Participation Agreements between Sherwin-Williams and each of the named executive officers: Mr. Connor

($220,455), Mr. Scaminace ($144,478), Mr. Hennessy ($64,556), Mr. Morikis ($57,252) and Mr. Stellato ($54,109), which are described in more detail on page 21;

•	the dollar value of non-compensatory split-dollar life insurance benefits in the following amounts under our Executive Life Insurance Plan: Mr. Connor ($4,864), Mr. Scaminace ($4,109), Mr. Hennessy ($1,557), Mr. Morikis ($909) and Mr. Stellato ($2,447); and

•	company payments in the following amounts for premiums under our Executive Disability Income Plan: Mr. Connor ($2,372), Mr. Scaminace ($2,513), Mr. Hennessy ($2,604), Mr. Morikis ($2,201) and Mr. Stellato ($2,380).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

      The following table sets forth information regarding the number and potential value of stock options granted to the executive officers named in the Summary Compensation Table during 2004. All grants were made under our 2003 Stock Plan.

	Individual grants

		Percent of
	Number of	total
	securities	options/			Potential realizable value
	underlying	SARs			at assumed annual rates
	options/	granted to			of stock price appreciation
	SARs	employees	Exercise or		for option term(3)
	granted	in fiscal	base price	Expiration
	(#)(1)	year	($/Sh)(2)	date	5% ($)	10% ($)
Name
C. M. Connor	135,000	6.54	41.725	10/19/14	3,542,485	8,977,352
J. M. Scaminace	65,000	3.15	41.725	10/19/14	1,705,641	4,322,428
S. P. Hennessy	30,000	1.46	41.725	10/19/14	787,219	1,994,967
J. G. Morikis	30,000	1.46	41.725	10/19/14	787,219	1,994,967
L. E. Stellato	16,000	0.78	41.725	10/19/14	419,851	1,063,982
Value realizable for all shareholders(4)	N/A	N/A	N/A	N/A	3,711,082,778	9,404,666,936
Value realizable for the named executive officers as a % of value realizable for all shareholders	N/A	N/A	N/A	N/A	.20%	.20%

[1]	One-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant. In the event of death of the optionee or a change of control of Sherwin-Williams, outstanding options become immediately exercisable in full. All rights under outstanding options terminate on the earliest of (a) the date on which the optionee ceases to be an employee except because of death or retirement, (b) three years after the date of death if the optionee dies while employed by Sherwin-Williams or dies following retirement, or (c) the date on which the optionee intentionally commits an act materially harmful to the interests of Sherwin-Williams.

[2]	The exercise price is equal to the fair market value of our common stock on the date of grant.

[3]	The amounts disclosed in these columns, which reflect appreciation of the price of our common stock at 5% and 10% annual rates over the ten year terms of the options, are not intended to be a forecast of the price of our common stock and are not necessarily indicative of the actual values which may be realized by the named executive officers or the shareholders. These assumed rates of 5% and 10% would result in the price of our common stock increasing from $41.725 per share to $67.97 per share and $108.22 per share, respectively.

[4]	The amounts disclosed reflect appreciation of the price of our common stock at 5% and 10% annual rates over a ten year period for all shareholders based on the total number of shares of our common stock outstanding on October 20, 2004 (the date on which the options set forth in this table were granted) and assuming a per share price equal to the exercise price of the options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

      The following table sets forth information regarding the number and value of stock options exercised by the executive officers named in the Summary Compensation Table during 2004. The table also sets forth the number and value of the remaining stock options held by the named executive officers at December 31, 2004.

			Number of securities		Value of unexercised
	Shares		underlying unexercised		in-the-money options/SARS
	acquired on	Value	options/SARs at FY-end (#)		at FY-end ($)(2)
	exercise	realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. M. Connor	76,529	829,442	1,099,804	351,667	23,690,620	3,811,400
J. M. Scaminace	81,852	1,669,044	605,482	173,333	12,393,834	1,898,231
S. P. Hennessy	23,782	453,906	190,218	80,000	3,784,070	880,550
J. G. Morikis	134,216	2,581,573	118,346	80,000	2,013,133	880,550
L. E. Stellato	58,114	1,195,084	95,220	40,666	1,770,712	438,748

[1]	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of our common stock on the date of exercise.

[2]	The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of our common stock on December 31, 2004. The fair market value of our common stock is equal to the average ($44.71) of the high and low trading prices of our common stock on December 31, 2004.

EMPLOYMENT CONTRACTS,
TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL
ARRANGEMENTS

      Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, Sherwin-Williams has entered into severance pay agreements with key executives, including each of the executive officers named in the Summary Compensation Table. In the event there is a change of control of Sherwin-Williams and the employment of the executive terminates under certain conditions described in the agreements at any time during the two year period following a change of control, the executive will receive an agreed upon amount of severance pay.

      For Messrs. Connor and Scaminace, the severance pay agreements provide that upon termination of employment, whether voluntary or involuntary, unless the termination is because of death or by Sherwin-Williams for cause, each will receive accrued salary, bonus and vacation pay. Each executive will also receive a lump sum cash amount equal to four times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams’ employee welfare benefit plans and other benefit arrangements for a period of four years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the four year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto.

      For Messrs. Hennessy, Morikis and Stellato, the severance pay agreements provide that upon termination of employment for any reason (including his right to terminate his employment for any reason during the thirty day period immediately following the first anniversary date of a change of control) other than death, disability, by Sherwin-Williams for cause or by the executive for other than good reason, each will receive accrued salary, bonus and vacation pay. Each executive will also receive a lump sum cash amount equal to three times the sum of (a) twenty-six times his highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (b) the greater of his highest bonus received within the three year period preceding termination or the bonus he would have received for the year of termination had he reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). In addition, each will continue to participate in Sherwin-Williams’ employee welfare benefit plans and other benefit arrangements for a period of three years following termination, and receive special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had his employment with Sherwin-Williams continued during the three year period following termination. Each will also receive an additional payment equal to the amount of any excise tax imposed on him by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto.

      Assuming a termination date of February 28, 2005, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $15,891,745, $10,036,687, $4,291,757, $2,362,812 and $2,123,160 for Messrs. Connor, Scaminace, Hennessy, Morikis and Stellato, respectively.

      The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by Sherwin-Williams with a national banking institution or from Sherwin-Williams’ general funds. Sherwin-Williams has agreed to indemnify each executive for any legal expense incurred in the enforcement of his rights under the severance pay agreements.

      Employment Agreements. None of the executive officers named in the Summary Compensation Table have employment agreements with Sherwin-Williams.

      Benefit Plans and Arrangements. Sherwin-Williams’ stock plans, retirement plans and deferred compensation plans provide for accelerated vesting, and for certain plans accelerated payout of benefits, for all participants in the event of a change of control of Sherwin-Williams. Under Sherwin-Williams’ stock option and restricted stock plans, in the event of a change of control, outstanding stock options become immediately exercisable in full and shares of restricted stock no longer are subject to any substantial risk of forfeiture, restrictions on transfer or vesting requirements. Under Sherwin-Williams’ deferred compensation plans and retirement plans, in the event of a change of control, the amounts to which participants are entitled are immediately distributable in a lump sum cash payment.

      Sherwin-Williams’ salaried employees are eligible to participate in funded retirement plans that are qualified under the applicable provisions of the Internal Revenue Code. The Code, however, places limits on the benefits that can be contributed and/or paid from a qualified retirement plan to higher compensated employees. Sherwin-Williams’ employees whose retirement benefits are limited under the Code are eligible to participate in a non-qualified deferred compensation plan maintained by Sherwin-Williams that provides eligible employees the retirement benefits they would have received under the qualified retirement plans but for the limitations imposed under the Code. However, pursuant to the terms of such non-qualified plan, certain key management employees are not eligible to participate in such plan. Therefore, to provide these key management employees with the same after-tax amount at retirement age as would have been provided under such non-qualified plan, the Board of Directors approved the payment of supplemental compensation amounts to fund individual grantor trusts established by participating key management employees, including certain executive officers. The supplemental compensation amounts paid to the named executive officers are disclosed in the Summary Compensation Table.

      Indemnity Agreements. Sherwin-Williams’ Regulations provide that Sherwin-Williams will indemnify, to the full extent then permitted by law, any director or officer or former director or officer of Sherwin-Williams who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a director or an officer, employee or agent of Sherwin-Williams, or is or was serving at the request of Sherwin-Williams as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Sherwin-Williams has entered into indemnity agreements with its directors and officers contractually obligating Sherwin-Williams to provide such protection.

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

      The Audit Committee has appointed Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm to audit Sherwin-Williams’ consolidated financial statements for the fiscal year ending December 31, 2005. Ernst & Young LLP acted as Sherwin-Williams’ independent registered public accounting firm for the fiscal year ended December 31, 2004. Additional information regarding the services provided to Sherwin-Williams by Ernst & Young LLP during 2004 is set forth under the caption entitled “Matters Relating to the Independent Registered Public Accounting Firm,” below.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholder questions.

      Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Ernst & Young LLP is being submitted to the shareholders for ratification at the Annual Meeting in order to provide a means by which the shareholders may communicate their opinion to the Audit Committee. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

      The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’ independent registered public accounting firm for the fiscal year ending December 31, 2005.

MATTERS RELATING TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      Fees Paid to Ernst & Young LLP. The following table sets forth the fees paid for services provided by Ernst & Young LLP during the fiscal years ended December 31, 2003 and December 31, 2004.

	2004	2003

Audit Fees	$1,560,300	$831,198
Audit-Related Fees	165,987	140,131
Tax Fees	44,125	909,284
All Other Fees	1,500	5,575
Total	$1,771,912	$1,886,188

      The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

      Audit Fees. These are fees for professional services rendered by Ernst & Young LLP for the integrated audit of (a) Sherwin-Williams’ annual consolidated financial statements, (b) management’s assessment of the effectiveness of internal control over financial reporting and (c) the effectiveness of internal control over financial reporting; the review of financial statements included in Sherwin-Williams’ Quarterly Reports on Form 10-Q; audits of foreign subsidiary financial statements required by local statutes; and services that are typically rendered in connection with statutory and regulatory filings or engagements.

      Audit-Related Fees. These are fees for assurance and related services rendered by Ernst & Young LLP that are reasonably related to the performance of the audit or the review of Sherwin-Williams’ financial statements that are not included as audit fees. These services include employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, and consultation on financial accounting and reporting.

      Tax Fees. These are fees for professional services rendered by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. These services include the review of certain tax returns, tax audit assistance in foreign jurisdictions, and consulting on tax planning matters.

      All Other Fees. These are fees for other services rendered by Ernst & Young LLP that do not meet the above category descriptions and are permissible under applicable laws and regulations.

      Audit Committee Pre-approval Policy. The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for Sherwin-Williams by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chairman must report to the Audit Committee at its next meeting all such services pre-approved since the last meeting. None of the fees paid to Ernst & Young LLP under the categories Audit-Related, Tax and All Other were approved by the Audit Committee after the services were rendered pursuant to the deminimis exception established by the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as to each director and nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group, information regarding the amount and nature of shares of our common stock beneficially owned at December 31, 2004. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below. No director or executive officer beneficially owns any shares of serial preferred stock.

	Amount and nature	Percent of
	of common stock	common stock
Name of beneficial owner	beneficially owned(1,2,3,4,5)	beneficially owned

J. C. Boland	16,114	*
J. G. Breen	385,203	*
D. E. Collins	25,000	*
C. M. Connor	1,420,290	1.0%
D. E. Evans	20,900	*
S. P. Hennessy	267,258	*
S. J. Kropf	5,251	*
R. W. Mahoney	22,000	*
G. E. McCullough	12,154	*
A. M. Mixon, III	27,000	*
C. E. Moll(6)	33,057	*
J. G. Morikis	217,511	*
J. M. Scaminace	780,875	*
R. K. Smucker	30,134	*
L. E. Stellato	160,653	*
All directors and executive officers as a group	4,345,237	3.03%

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]	The amounts listed include shares of common stock held under plans offered by Sherwin-Williams for which the directors and executive officers have the right to direct the vote, including the following approximate number of shares included in units held under the Employee Stock Purchase and Savings Plan: Mr. Connor, 39,943; Mr. Hennessy, 14,040; Mr. Morikis, 12,543; Mr. Scaminace, 29,041; Mr. Stellato, 20,282; and all executive officers as a group, 312,444. Shares of common stock held under the Employee Stock Purchase and Savings Plan are not directly allocated to individual participants of the Plan, but instead are held in a separate fund. Participants acquire units of this fund. The fund also holds short-term investments, the amount of which fluctuates on a daily basis. The number of shares of common stock shown as being held by the executive officers in the Plan is the approximate number of shares in the fund allocable to each of the executive officers. The number of shares allocable to each of the executive officers fluctuates on a daily basis based upon the amount of short-term investments held in the fund and the market value of our common stock.

[2]	The amounts listed include the following number of shares of common stock owned by immediate family members of the directors and executive officers, for which each such person disclaims beneficial ownership: Mr. Moll, 340; and all directors and executive officers as a group, 21,378.

[3]	The amounts listed include shares of restricted stock owned.

[4]	The amounts listed include the following number of shares of common stock for which the directors and executive officers have the right to acquire beneficial ownership, within sixty days from December 31, 2004, through the exercise of stock options: Mr. Boland, 13,500; Mr. Breen, 130,000; Mr. Collins, 15,500; Mr. Connor, 1,099,804; Mr. Evans, 14,834; Mr. Hennessy, 190,218; Mrs. Kropf, 3,501; Mr. Mahoney, 15,500; Mr. McCullough, 5,500; Mr. Mixon, 15,500; Mr. Moll, 15,500; Mr. Morikis, 118,346; Mr. Scaminace, 605,482; Mr. Smucker, 15,500; Mr. Stellato, 95,220; and all directors and executive officers as a group, 2,836,982.

[5]	The amounts listed do not include the following approximate number of shares of shadow stock owned by directors under the Director Deferred Fee Plan: Mr. Boland, 12,500; Mr. Collins, 17,042; Mrs. Kropf, 2,205; Mr. Mixon, 21,879; and all directors as a group, 53,626. Under the Director Deferred Fee Plan, nonemployee directors may defer payment of all or a portion of their directors’ fees into a shadow stock account. Shares of shadow stock are credited to a separate account in which directors acquire units. Units are payable only in cash. The number of shares of shadow stock allocable to the directors fluctuates on a daily basis based upon the market value of our common stock. Directors have no voting rights associated with shadow stock, and ownership of shadow stock does not result in any beneficial ownership of common stock.

[6]	Includes 2,000 shares owned by the MTD Holdings Inc pension fund, of which Mr. Moll is a trustee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as to each beneficial owner of more than five percent of each class of voting securities, information regarding shares owned by each at December 31, 2004.

Common Stock

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class

The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	23,406,467 (1)	16.63%
101 Prospect Avenue, N.W. Cleveland, Ohio 44115

Serial Preferred Stock

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class

The Sherwin-Williams Company Employee Stock Purchase and Savings Plan	171,819 (2)	100%
101 Prospect Avenue, N.W. Cleveland, Ohio 44115

[1]	Shares of common stock owned pursuant to the Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

[2]	Shares of convertible participating serial preferred stock are held in an unallocated suspense account in the Employee Stock Purchase and Savings Plan. Shares are voted by the trustee in the same proportion as unallocated shares of common stock are voted, as described above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Sherwin-Williams’ directors and executive officers to file reports of ownership and changes in ownership of Sherwin-Williams’ equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To Sherwin-Williams’ knowledge, based solely on information furnished to Sherwin-Williams and written representations by such persons, all of the directors and executive officers complied with their filing requirements in 2004.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

      Mr. Scaminace is President and Chief Operating Officer and a director of Sherwin-Williams. Mr. Scaminace’s brother, Charles Scaminace, is an employee of Sherwin-Williams’ Paint Stores Group. Charles Scaminace earned an aggregate compensation of $142,635 during 2004 and participated in Sherwin-Williams’ employee benefit plans and programs generally made available to employees of a similar responsibility level.

      Mr. Breen is a director of Sherwin-Williams. Mr. Breen’s son, James Breen, is a principal of a commercial real estate company that leased office space from Sherwin-Williams for which it paid market rent of $69,165 during 2004.

      Please also refer to the description of Mr. Breen’s consulting arrangement set forth under the caption entitled “Mr. Breen’s Consulting Agreement” on page nine.

      Please refer to the description of Mr. Mixon’s relationship with Accuspray Application Technologies, Inc. set forth under the caption entitled “Independence of Directors” on page seven.

EXPENSE AND METHOD OF

PROXY SOLICITATION

      The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by Sherwin-Williams. Georgeson Shareholder Communications Inc. has been retained to aid in the solicitation of proxies, for which it will receive a fee estimated at $15,000 plus reasonable expenses. In addition, Sherwin-Williams may reimburse banks, brokers and other nominees for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Officers and other Sherwin-Williams’ employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, telephone and electronic means.

SHAREHOLDER PROPOSALS FOR

2006 ANNUAL MEETING

      Proposals to Be Included in the Proxy Statement. Under SEC rules, shareholder proposals must be received at Sherwin-Williams’ principal executive offices, 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 10, 2005 in order to be considered for inclusion in the proxy materials relating to the 2006 Annual Meeting of Shareholders. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

      Proposals Not to Be Included in the Proxy Statement. Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an Annual Meeting of Shareholders, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting must be timely submitted in writing to us at our principal executive offices at 101 Prospect Avenue, N.W., 12th Floor, Midland Building, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary.

      To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the Annual Meeting. In the event that public announcement of the date of the Annual Meeting is not made at least 75 calendar days prior to the date of the Annual Meeting and the Annual Meeting is held on a date more than ten calendar days before or after the first anniversary of the date on which the prior year’s Annual Meeting was held, notice by the shareholder, to be timely, must be received not later than the close of business on the 10th calendar day following the day on which public announcement is first made of the date of the Annual Meeting.

      These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

      Our Regulations set forth specific requirements for the notice. You can access a copy of our Regulations in the “Corporate Governance” section on the “Investor Relations” page of our website at www.sherwin.com. You may also receive a copy of our Regulations by writing to us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations.

HOUSEHOLDING INFORMATION

      Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our common stock who share the same address or household may not receive separate copies of this proxy statement and our 2004 Annual Report. We will promptly deliver an additional copy of either document to you if you write or call us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

ANNUAL REPORT ON FORM 10-K

      We will provide to each shareholder who is solicited to vote at the 2005 Annual Meeting of Shareholders, upon the request of such person and without charge, a copy of our 2004 Annual Report on Form 10-K. Please write or call us at: The Sherwin-Williams Company, 101 Prospect Avenue, N.W., 12th Floor, Cleveland, Ohio 44115-1075, Attention: Investor Relations, (216) 566-2000.

APPENDIX A

The Sherwin-Williams Company

Board of Directors
Director Independence Standards

      The Board of Directors of The Sherwin-Williams Company has adopted the following Director Independence Standards to assist the Board in determining the independence of a director. To be considered “independent,” the Board must affirmatively determine that the director has no material relationship with the Company. In each case, the Board shall broadly consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board shall also consider such other criteria as the Board may determine from time to time.

1.	In no event will a director be considered “independent” if such director fails to qualify as an “independent director” under Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual. In addition, a director will not be independent if, within the preceding three years: (i) the director was employed by the Company; (ii) an immediate family member of the director was employed by the Company; (iii) the director receives, or an immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iv) the director was employed by or affiliated with the Company’s independent auditor; (v) an immediate family member of the director was employed as a partner, principal or manager, or employed in any other professional capacity, by the Company’s independent auditor; or (vi) a Company executive officer served on the compensation committee of a company which employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	In addition to the relationships described in paragraph 1, audit committee members may not (i) directly or indirectly accept any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries or (ii) be an affiliated person of the Company or any of its subsidiaries. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other consideration ordinarily available to directors, as well as regular benefits that other directors receive.

3.	The following commercial and charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a Company director is an executive officer or employee of another company that, during any of the past three years, made payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (ii) if an immediate family member of a Company director is an executive officer of another company that, during any of the past three years, made payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, is less than $1 million or two percent, whichever is greater, of such other company’s annual consolidated gross revenues; (iii) if a Company director, or an immediate family member of such director, is an executive officer of another company which is indebted to the Company in an amount which is less than five percent of such other company’s total consolidated assets; and (iv) if a Company director, or an immediate family member of such director, serves as an officer, director or trustee of a foundation, university, charitable or other not for profit organization, and the Company’s, or the Company’s Foundation’s discretionary charitable contributions (the Company’s Foundation matching of employee charitable contributions will not be included in the amount of the Foundation’s contributions for this purpose) to the organization, in the

A-1

aggregate, are less than $250,000 or five percent, whichever is greater, of that organization’s latest publicly available annual consolidated gross revenues.

4.	For relationships not covered by the categorical standards in paragraphs 1 and 3, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the standards set forth in paragraphs 1 and 3. The Company will explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 1 and/or 3 above.

5.	The Board shall undertake an annual review of the independence of all directors. In advance of the meeting at which this review occurs, each director shall be asked to provide the Board with full information regarding the director’s (including immediate family members’) business, charitable and other relationships with the Company to enable the Board to evaluate the director’s independence.

6.	Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent”. This obligation includes all business, charitable and other relationships between directors (including immediate family members) and the Company and its affiliates.

      For purposes of these Director Independence Standards, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A-2

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET			TELEPHONE			MAIL

	https://www.proxyvotenow.com/shw			1-888-216-1307

•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2004 annual report electronically at our web site, http://proxymaterials.sherwin.com

1-888-216-1307
CALL TOLL-FREE TO VOTE

w DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE w

Sign, Date and Return this Card Promptly Using the Enclosed Envelope.	☑ Votes must be indicated (x) in Black or Blue ink.

A vote “FOR” Proposal 1 is recommended by the Board of Directors.

1.	ELECTION OF 11 DIRECTORS: 01-J.C. BOLAND, 02-D.E. COLLINS,
03-C.M. CONNOR, 04-D.E. EVANS, 05-S.J. KROPF, 06-R.W. MAHONEY,
07-G.E. MCCULLOUGH, 08-A.M. MIXON, III, 09-C.E. MOLL,
10-J.M. SCAMINACE, 11-R.K. SMUCKER

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the line below).

A vote “FOR” Proposal 2 is recommended by the Board of Directors.		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon all other matters as may properly come before the Annual Meeting or any adjournment thereof.

Mark this box if you have included a change of address.	☐

S C A N L I N E

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Date	Shareholder sign here	Co-Owner sign here

ANNUAL MEETING OF SHAREHOLDERS
OF
THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 20, 2005
9:00 A.M.

Landmark Conference Center
927 Midland Building
101 Prospect Avenue, N.W.
Cleveland, Ohio

AGENDA

•	Fix the number of directors at 11 and elect 11 directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.
•	Ratify the appointment of Ernst & Young LLP as Sherwin-Williams' independent registered public accounting firm.
•	Transact such other business as may properly come before the Annual Meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by the Internet, by telephone, or by completing and returning the attached proxy card.

Voting early will help avoid additional solicitation costs and will not prevent you from voting in person at the Annual Meeting if you wish to do so.

ELECTRONIC ACCESS TO FUTURE PROXY MATERIALS

You may help us save money in the future by accessing your proxy materials on-line. If you would like to access proxy materials on the Internet beginning next year, please follow the instructions on the “Investor Relations” page of our website at www.sherwin.com.

THE SHERWIN-WILLIAMS COMPANY PROXY/VOTING INSTRUCTION CARD ANNUAL MEETING OF SHAREHOLDERS — APRIL 20, 2005

     The undersigned authorizes C.M. CONNOR, J.M. SCAMINACE and L.E. STELLATO, and each of them, with power of substitution, to vote and otherwise represent all of the shares of common stock and convertible participating serial preferred stock of The Sherwin-Williams Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders on April 20, 2005, and any adjournment(s) thereof, as indicated on the reverse side, and in their discretion on all other matters as may properly come before the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company, as trustee of the Employee Stock Purchase and Savings Plan.

      This card is solicited jointly by the Board of Directors, The Bank of New York (with respect to shares held under the Dividend Reinvestment Plan) and Fidelity (with respect to shares held under the Stock Purchase and Savings Plan). You are encouraged to specify your vote by completing the reverse side of this card. When properly completed and signed, your shares will be voted in accordance with your directions. To vote in accordance with the Board of Directors' recommendations, simply sign, date and return this card; no boxes need be marked. If you sign and return this card without specifying your vote, your shares will be voted FOR

Proposals 1 and 2 and in the proxy holder's discretion upon all other matters as may properly come before the Annual Meeting. If you do not timely sign and return this card, the proxy holders cannot vote your shares (or, in the case of the Stock Purchase and Savings Plan, if you do not sign and return this card by the close of business on April 15, 2005, your shares will be voted in the same proportion as Fidelity votes those shares for which it receives proper instructions).
THE SHERWIN-WILLIAMS COMPANY P.O. BOX 11031 NEW YORK, N.Y. 10203-0031

Mark this box if you have included comments. ☐

(Continued and to be dated and signed on reverse side.)